SECURITIES & EXCHANGE COMMISSION
                           Washington, D.C. 20549

                           ----------------------

                                 SCHEDULE 13G*
                                (Rule 13d-102)

            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)

                            Western Wireless Corporation
                               (Name of Issuer)

                                 Class A Common Stock
                        (Title of Class of Securities)

                                  95988E204
                                (CUSIP Number)

                                January 11, 2002
            (Date of event which requires filing of this statement)


Check the appropriate box to designate the rule pursuant to which this Schedule 13G is filed:
[ ] Rule 13d-1(b)
[X] Rule 13d-1(c)
[ ] Rule 13d-1(d)



                           (Page 1 of 14 Pages)

----------------
     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 95988E204                 13G                  Page 2 of 14 Pages

------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                           Sirios Capital Partners, L.P.
------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
------------------------------------------------------------------------------
     (3)    SEC USE ONLY
------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                    Delaware
------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                               -0-
SHARES         ---------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                               165,861
OWNED BY       ---------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                               -0-
REPORTING      ---------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                               165,861
------------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                               165,861
------------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **             [ ]
------------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                               0.23%
------------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                                               PN
------------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 95988E204                 13G                  Page 3 of 14 Pages

------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                           Sirios Capital Partners II, L.P.
------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
------------------------------------------------------------------------------
     (3)    SEC USE ONLY
------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                    Delaware
------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                          -0-
SHARES         ---------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                          807,493
OWNED BY       ---------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                          -0-
REPORTING      ---------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                          807,493
------------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                          807,493
------------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **        [ ]
------------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                          1.12%
------------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                                          PN
------------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 95988E204                 13G                  Page 4 of 14 Pages

------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                           Sirios/QP Partners, L.P.
------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
------------------------------------------------------------------------------
     (3)    SEC USE ONLY
------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                    Cayman Islands
------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                             -0-
SHARES         ---------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                             1,309,842
OWNED BY       ---------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                             -0-
REPORTING      ---------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                             1,309,842
------------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                             1,309,842
------------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **           [ ]
------------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                             1.82%
------------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                                             PN
------------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 95988E204                 13G                  Page 5 of 14 Pages

------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                           Sirios Overseas Fund, Ltd.
------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
------------------------------------------------------------------------------
     (3)    SEC USE ONLY
------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            Cayman Islands
------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                            -0-
SHARES         ---------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                            1,540,304
OWNED BY       ---------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                            -0-
REPORTING      ---------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                            1,540,304
------------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                            1,540,304
------------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **          [ ]
------------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                            2.15%
------------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                                            OO
------------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 95988E204                 13G                  Page 6 of 14 Pages

------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                   Sirios Capital Management, L.P.
------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
------------------------------------------------------------------------------
     (3)    SEC USE ONLY
------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                    Delaware
------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                            -0-
SHARES         ---------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                            3,823,500
OWNED BY       ---------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                            -0-
REPORTING      ---------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                            3,823,500
------------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                            3,823,500
------------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **          [ ]
------------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                            5.32%
------------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                                            PN
------------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 95988E204                 13G                  Page 7 of 14 Pages

------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                                  Sirios Associates, L.L.C.
------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
------------------------------------------------------------------------------
     (3)    SEC USE ONLY
------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                    Delaware
------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                         -0-
SHARES         ---------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                         3,823,500
OWNED BY       ---------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                         -0-
REPORTING      ---------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                         3,823,500
------------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                         3,823,500
------------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **       [ ]
------------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                         5.32%
------------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                                         OO
------------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 95988E204                 13G                  Page 8 of 14 Pages

------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                                  John F. Brennan, Jr.
------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
------------------------------------------------------------------------------
     (3)    SEC USE ONLY
------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            United States
------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                           -0-
SHARES         ---------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                           3,823,500
OWNED BY       ---------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                           -0-
REPORTING      ---------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                           3,823,500
------------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                           3,823,500
------------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **         [ ]
------------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                           5.32%
------------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                                           IN
------------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 95988E204                 13G                  Page 9 of 14 Pages

------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                             Christian A. Felipe
------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
------------------------------------------------------------------------------
     (3)    SEC USE ONLY
------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            United States
------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                           -0-
SHARES         ---------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                           3,823,500
OWNED BY       ---------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                           -0-
REPORTING      ---------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                           3,823,500
------------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                           3,823,500
------------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **         [ ]
------------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                           5.32%
------------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                                           IN
------------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 95988E204                 13G                  Page 10 of 14 Pages

Item 1(a).     Name of Issuer:
     The name of the issuer is Western Wireless Corporation (the "Company").

Item 1(b).     Address of Issuer's Principal Executive Offices:
     The Company's principal executive offices are located at 3650 131st Street, Avenue SE Suite 400, Bellevue, WA 98006

Item 2(a).     Name of Person Filing:

     This statement is filed by:
        (i) Sirios Capital Partners, L.P., a Delaware limited partnership ("SCP I") with respect to the shares of Common Stock directly owned by it;
        (ii) Sirios Capital Partners II, L.P., a Delaware limited partnership ("SCP II") with respect to the shares of Common Stock directly owned by it;
        (iii) Sirios/QP Partners, L.P., a Cayman Islands exempted limited partnership ("SQP") with respect to the shares of Common Stock directly owned by it;
        (iv) Sirios Overseas Fund, Ltd., a Cayman Islands company ("SOP") with respect to the shares of Common Stock directly owned by it;
        (v) Sirios Capital Management, L.P., a Delaware limited partnership ("SCM"), which serves as investment manager to SCP I, SCP II, SQP and SOP, with respect to the shares of Common Stock directly owned by SCP I, SCP II, SQP and SOP;
        (vi) Sirios Associates, L.L.C., a Delaware limited liability company ("SA"), which is the general partner of SCM, with respect to the shares of Common Stock directly owned by each of SCP I, SCP II, SQP and SOP;
        (vii) John F. Brennan, Jr. ("Mr. Brennan"), a managing member of SA, with respect to the shares of Common Stock directly owned by each of SCP I, SCP II, SQP and SOP; and
        (viii) Christian A. Felipe ("Mr. Felipe"), a managing member of SA, with respect to the shares of Common Stock directly owned by each of SCP I, SCP II, SQP and SOP.

        The foregoing persons are hereinafter sometimes collectively referred to as the "Reporting Persons." Any disclosures herein with respect to persons other than the Reporting Persons are made on information and belief after making inquiry to the appropriate party.

CUSIP No. 95988E204                 13G                  Page 11 of 14 Pages

Item 2(c).     Citizenship:

        SCP I, SCP II and SCM are limited partnerships organized under the laws of the State of Delaware. SQP is an exempted limited partnership organized under the laws of the Cayman Islands. SOP is a company organized under the laws of the Cayman Islands. SA is a limited liability company organized under the laws of the State of Delaware. Mr. Brennan and Mr. Felipe are United States citizens.

Item 2(d).     Title of Class of Securities:

        Common Stock, $0.01 par value (the "Common Stock")


Item 2(e).  CUSIP Number:  95988E204

Item 3. If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or
(c), check whether the person filing is a:

       (a) [ ]    Broker or dealer registered under Section 15 of the Act,

       (b) [ ]    Bank as defined in Section 3(a)(6) of the Act,

       (c) [ ]    Insurance Company as defined in Section 3(a)(19) of the Act,

       (d) [ ] Investment Company registered under Section 8 of the Investment Company Act of 1940,

       (e) [ ]    Investment Adviser in accordance with Rule
                            13d-1  (b)(1)(ii)(E),

       (f) [ ]    Employee Benefit Plan or Endowment Fund in accordance with
                            13d-1  (b)(1)(ii)(F),

       (g) [ ] Parent Holding Company or control person in accordance with Rule 13d-1 (b)(1)(ii)(G),

       (h) [ ] Savings Association as defined in Section 3(b) of the Federal Deposit Insurance Act,

       (i) [ ] Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940,

       (j) [ ]    Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

       If this statement is filed pursuant to 13d-1(c), check this box: [x]

CUSIP No. 95988E204                 13G                  Page 12 of 14 Pages

Item 4.   Ownership.

      A. Sirios Capital Partners, L.P.
          (a) Amount beneficially owned: 165,861
          (b) Percent of class: 0.23%. The percentages used herein and in the rest of Item 4 are calculated based upon the 71,803,464 shares of Common Stock issues and outstanding as of November 14, 2001 as reflected in the Company's form 10-Q for the period ending September 30, 2001.
          (c)(i)   Sole power to vote or direct the vote: -0-
             (ii)  Shared power to vote or direct the vote: 165,861
             (iii) Sole power to dispose or direct the disposition: -0-
             (iv)  Shared power to dispose or direct the disposition: 165,861
      B. Sirios Capital Partners II, L.P.
          (a) Amount beneficially owned: 807,493
          (b) Percent of class: 1.12%
          (c)(i)   Sole power to vote or direct the vote: -0-
             (ii)  Shared power to vote or direct the vote: 807,493
             (iii) Sole power to dispose or direct the disposition: -0-
             (iv)  Shared power to dispose or direct the disposition: 807,493

      C. Sirios/QP Partners, L.P.
          (a) Amount beneficially owned: 1,309,842
          (b) Percent of class: 1.82%
          (c)(i)   Sole power to vote or direct the vote: -0-
             (ii)  Shared power to vote or direct the vote: 1,309,842
             (iii) Sole power to dispose or direct the disposition: -0-
             (iv)  Shared power to dispose or direct the disposition: 1,309,842

      D. Sirios Overseas Fund, Ltd.
          (a) Amount beneficially owned: 1,540,304
          (b) Percent of class: 2.15%
          (c)(i)   Sole power to vote or direct the vote: -0-
             (ii)  Shared power to vote or direct the vote: 1,540,304
             (iii) Sole power to dispose or direct the disposition: -0-
             (iv)  Shared power to dispose or direct the disposition: 1,540,304

      E. Sirios Capital Management, L.P.
          (a) Amount beneficially owned: 3,823,500
          (b) Percent of class: 5.32%
          (c)(i)   Sole power to vote or direct the vote: -0-
             (ii)  Shared power to vote or direct the vote: 3,823,500
             (iii) Sole power to dispose or direct the disposition: -0-
             (iv)  Shared power to dispose or direct the disposition: 3,823,500

      F. Sirios Associates, L.L.C.
          (a) Amount beneficially owned: 3,823,500
          (b) Percent of class: 5.32%
          (c)(i)   Sole power to vote or direct the vote: -0-
             (ii)  Shared power to vote or direct the vote: 3,823,500
             (iii) Sole power to dispose or direct the disposition: -0-
             (iv)  Shared power to dispose or direct the disposition: 3,823,500

CUSIP No. 95988E204                 13G                  Page 13 of 14 Pages

      G. John F. Brennan, Jr.
          (a) Amount beneficially owned: 3,823,500
          (b) Percent of class: 5.32%
          (c)(i)   Sole power to vote or direct the vote: -0-
             (ii)  Shared power to vote or direct the vote: 3,823,500
             (iii) Sole power to dispose or direct the disposition: -0-
             (iv)  Shared power to dispose or direct the disposition: 3,823,500

      H. Christian A. Felipe
          (a) Amount beneficially owned: 3,823,500
          (b) Percent of class: 5.32%
          (c)(i)   Sole power to vote or direct the vote: -0-
             (ii)  Shared power to vote or direct the vote: 3,823,500
             (iii) Sole power to dispose or direct the disposition: -0-
             (iv)  Shared power to dispose or direct the disposition: 3,823,500


Item 5.     Ownership of Five Percent or Less of a Class.

     Not applicable.

Item 6.     Ownership of More than Five Percent on Behalf of Another Person.

     SCM, the investment manager of SCP I, SCP II, SQP and SOP, has the power to direct the affairs of SCP I, SCP II, SQP and SOP, including decisions respecting the disposition of the proceeds from the sale of the shares. SA is the general partner of SCM. Messrs. Brennan and Felipe are the Managing Members of SA, and in that capacity direct its operations.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

     Not applicable.

Item 8.  Identification and Classification of Members of the Group.

     Not applicable.

Item 9.  Notice of Dissolution of Group.

     Not applicable.

Item 10.  Certification.

     Each of the Reporting Persons hereby makes the following certification:

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 95988E204                 13G                  Page 14 of 14 Pages


                                   SIGNATURES

After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.


DATED:  January 18, 2002

                         /s/ JOHN F. BRENNAN, JR.
                         ------------------------
                         John F. Brennan, Jr., individually, and as
                         a managing member of Sirios Associates, L.L.C., the general partner of Sirios Capital Management, L.P., the investment manager of Sirios Capital Partners, L.P., Sirios Capital Partners II, L.P., Sirios/QP Partners, L.P. and Sirios Overseas Fund, Ltd.

                         /s/ CHRISTIAN A. FELIPE
                         ------------------------
                         Christian A. Felipe, individually, individually, and as a managing member of Sirios Associates, L.L.C., the general partner of Sirios Capital
                         Management, L.P., the investment manager of
                         Sirios Capital Partners, L.P., Sirios Capital
                         Partners II, L.P., Sirios/QP Partners, L.P. and
                         Sirios Overseas Fund, Ltd.